EXHIBIT 1-A 6.2

CHEMESIS INTERNATIONAL INC.

(the “Company”)

RESOLUTIONS OF THE BOARD OF DIRECTORS

The undersigned, being all of the directors of the Company pursuant to provisions of the Business Corporations Act (British Columbia), by their signatures hereto hereby consent as of the 13th day of January, 2020 to the following resolutions:

GRANT OF STOCK OPTIONS

WHEREAS the Company wishes to grant incentive stock options to its directors, officers and consultants in accordance with the terms of Equity Incentive Plan.

WHEREAS:

1.	the directors have been advised by the Compensation Committee that it is in the best interest of the Company to grant incentive stock options (the “Options”) to directors, officers and bona fide consultants to acquire up to 2,295,000 common shares without par value in the capital stock of the Company at an exercise price of $0.90 per share for a five year period. $0.90 being the closing price of the stock on Monday January 13, 2020 with no discount to market.

RESOLVED that:

1.	the Company grant incentive stock options (the “Options”) to the following directors, officers and bona fide consultants to acquire up to 2,295,000 common shares without par value in the capital stock of the Company at an exercise price of $0.90 per share for a five year period expiring January 12, 2025 (the “Expiry Date”) as follows:

Name of Optionee	Date of Grant	No. of Optioned Shares	Exercise Price	Expiry Date
1428 Investments Inc.	Jan 13, 2020	430,000	$0.90	Jan 12, 2025
REA Ventures	Jan 13, 2020	330,000	$0.90	Jan 12, 2025
1149568 BC Ltd. (Jim Betnar)	Jan 13, 2020	100,000	$0.90	Jan 12, 2025
Edgar Montero	Jan 13, 2020	375,000	$0.90	Jan 12, 2025
Brian Thurston	Jan 13, 2020	350,000	$0.90	Jan 12, 2025
Mike Aujla	Jan 13, 2020	250,000	$0.90	Jan 12, 2025
Josh Rosenberg	Jan 13, 2020	250,000	$0.90	Jan 12, 2025
Eli Dusenbury	Jan 13, 2020	100,000	$0.90	Jan 12, 2025
RSK Holdings Ltd. (RanbirKalan)	Jan 13, 2020	60,000	$0.90	Jan 12, 2025
Paul More	Jan 13, 2020	50,000	$0.90	Jan 12, 2025
TOTAL		2,295,000

2.	(a)	The grant of the aforesaid incentive stock options pursuant to the Equity Incentive Plan, be approved and confirmed, subject to:

(i)	notice of the grant being given to the requisite regulatory authorities;
(ii)	receipt of regulatory and shareholder approvals, as may be required;
(iii)	all Options will be subject to a 4-month hold prior to vesting 100%.

(b)	the grant of incentive stock options pursuant to the Company’s Equity Incentive Plan to those persons who currently hold options, be approved and confirmed;

(c)	that any one director or officer of the Company be authorized to execute stock option agreement between the Company and the Optionee;

(d)	the Company reserve for allotment and issue 2,295,000 common shares for the exercise of the foregoing options until January 12, 2025 or until the option terminates in accordance with the terms thereof, whichever is the earlier, and hereby fixes the exercise price of $0.90 per share as the consideration for the issuance of the 2,295,000 common shares to be conditionally allotted and issued pursuant to these resolutions;

(e)	upon the exercise of an option by an optionee, at any time or from time to time and in accordance with the terms and conditions of the option agreement and the Equity Incentive Plan, the common shares in respect of which the option is exercised shall be issued as fully paid and non-assessable at and for the price of $0.90 per share and the transfer agent and registrar of the Company is hereby authorized and directed to issue, countersign and register a certificate or certificates representing such common shares to be issued in the name of such optionee;

(f)	any one director or officer of the Company be and is hereby authorized and directed to execute, whether under the corporate seal of the Company or otherwise, and to deliver treasury orders and all documents or instruments in writing and to do all other such acts and things as he may determine necessary or desirable to carry out the terms of these resolutions, such determination to be conclusively evidenced thereby.

These resolutions may be signed by the directors in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument notwithstanding the date of execution and shall be deemed to bear the date set forth above.

The remainder of this page is intentionally left blank. Signature page to follow.

BRIAN THURSTON	AMAN PARMAR

MIKE AUJLA	EDGAR MONTERO

JOSH ROSENBERG